UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 19, 2019

CITRIX SYSTEMS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-27084	75-2275152
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

Telephone: (954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.001 par value per share	CTXS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2019, Citrix Systems, Inc. (the “Company”) announced Arlen R. Shenkman as Executive Vice President and Chief Financial Officer of the Company, effective as of September 9, 2019. As of that date, Mr. Shenkman will succeed Jessica Soisson as “principal financial officer” of the Company for purposes of filings with the Securities and Exchange Commission (the “SEC”). Ms. Soisson is serving as Chief Financial Officer on an interim basis, and will continue with the Company in the role of Vice President, Chief Accounting Officer, Corporate Controller and “principal accounting officer” for purposes of filings with the SEC following the effectiveness of Mr. Shenkman’s appointment.

Mr. Shenkman, age 49, has served in various positions at SAP SE, a software and IT services company, including as Executive Vice President, Global Business Development from May 2017 to August 2019, Chief Financial Officer, SAP North America from January 2015 to May 2017 and Global Head of Corporate Development from January 2012 to January 2015. At SAP, Mr. Shenkman also served as Vice President, Corporate Development and Vice President, Corporate Finance from 2004 to 2012. Prior to joining SAP, Mr. Shenkman was employed in a variety of legal counsel leadership roles at Ikon Office Solutions, Inc., a provider of document management systems, copiers and services.

There are no other arrangements or understandings between Mr. Shenkman and any other person pursuant to which Mr. Shenkman was appointed as Executive Vice President and Chief Financial Officer of the Company. Mr. Shenkman is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Shenkman will receive an initial base salary of $575,000, with target variable cash incentive compensation equal to 100% of his base salary. In connection with his appointment, Mr. Shenkman will receive a sign-on bonus of $500,000 that will be paid 180 days following Mr. Shenkman’s commencement of employment with the Company. The sign-on bonus is subject to repayment by Mr. Shenkman if he voluntarily resigns or is terminated for cause within the first year following payment of such sign-on bonus. Also in connection with his appointment, Mr. Shenkman will receive an award of time-based restricted stock units having a value of $6.0 million on the grant date, which will vest in equal annual installments over a three-year period subject to his continued employment with the Company. Mr. Shenkman will be eligible to participate in the Company’s annual executive equity award program beginning in 2020, as well as all other compensation and benefit plans available to the Company’s executive officers.

As a member of the Company’s executive leadership team, Mr. Shenkman will enter into an Executive Agreement and Indemnification Agreement, each with the Company, in the forms previously approved for executive officers of the Company. A summary of the form of Executive Agreement is set forth in the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017 under the caption “Senior Executive Agreements,” which summary is incorporated herein by reference. The form of Executive Agreement was included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017. The form of Indemnification Agreement, which generally provides, among other matters, for the Company to indemnify the executive officer to the fullest extent permitted by law and advance to the executive officer all related expenses (subject to reimbursement if it is subsequently determined that indemnification is not permitted), was included as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 8, 2011.

Item 7.01 Regulation FD Disclosure.

A press release, dated August 19, 2019, announcing the appointment of Arlen Shenkman as Executive Vice President and Chief Financial Officer of the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information under this Item 7.01, including the press release attached hereto as exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press Release, dated August 19, 2019, of Citrix Systems, Inc.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

101.SCH	Inline XBRL Taxonomy Extension Schema Linkbase Document

104	Cover Page Interactive Data File

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Dated: August 19, 2019	By:	/s/ Antonio G. Gomes
	Name:	Antonio G. Gomes
	Title:	Executive Vice President and General Counsel

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